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                                                                   Exhibit 12(a)
NationsBank Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges
(Dollars in Millions)

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                                                                 Year ended December 31



                                               1995         1994         1993         1992         1991
Excluding Interest on Deposits

Income before taxes .....................   $  2,991    $  2,555    $  1,991    $  1,396    $    109

Equity in undistributed earnings
  of unconsolidated subsidiaries ........         (7)         (3)         (5)         (1)         (1)

Fixed charges:
     Interest expense (including
       capitalized interest) ............      4,480       2,896       1,421         916       1,291
     Amortization of debt discount and
       appropriate issuance costs .......         12           8           6           3           2
     1/3 of net rent expense ............        125         114          96          91          82
        Total fixed charges .............      4,617       3,018       1,523       1,010       1,375

Earnings (excluding capitalized interest)   $  7,601    $  5,570    $  3,509    $  2,398    $  1,471

Fixed charges ...........................   $  4,617    $  3,018    $  1,523    $  1,010    $  1,375

Ratio of Earnings to Fixed Charges ......       1.65        1.85        2.30        2.38        1.07



Including Interest on Deposits

Income before taxes .....................   $  2,991    $  2,555    $  1,991    $  1,396    $    109

Equity in undistributed earnings
  of unconsolidated subsidiaries ........         (7)         (3)         (5)         (1)         (1)

Fixed charges:
     Interest expense (including
       capitalized interest) ............      7,761       5,310       3,570       3,688       5,611
     Amortization of debt discount and
       appropriate issuance costs .......         12           8           6           3           2
     1/3 of net rent expense ............        125         114          96          91          82
        Total fixed charges .............      7,898       5,432       3,672       3,782       5,695

Earnings (excluding capitalized interest)   $ 10,882    $  7,984    $  5,658    $  5,170    $  5,791

Fixed charges ...........................   $  7,898    $  5,432    $  3,672    $  3,782    $  5,695

Ratio of Earnings to Fixed Charges ......       1.38        1.47        1.54        1.37        1.02
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